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                                                                    EXHIBIT 10.6

                                 AUTOZONE, INC.
                              AMENDED AND RESTATED
                   2000 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.  PURPOSE

         The AutoZone, Inc. 2000 Executive Incentive Compensation Plan ("Plan") is designed to provide incentives and rewards to eligible employees of AutoZone, Inc. (the "Company") and its affiliates who have significant responsibility for the success and growth of the Company and assist the Company in attracting, motivating, and retaining key employees on a competitive basis. The Plan is designed to ensure that the annual bonus paid pursuant to this Plan to eligible employees of the Company is deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). This Plan shall be ratified by the Company's stockholders pursuant to 26 C.F.R. ss. 1.162-27(e)(4)(vi) at the annual meeting to be held on December 9, 1999, and shall be effective for the entire 2000 fiscal year. If the stockholders do not ratify the Plan, the Plan shall not become effective.

2. ADMINISTRATION OF THE PLAN

         The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company ("Committee"). The Committee shall be appointed by the Board of Directors of the Company and shall consist of at least two outside directors of the Company that satisfy the requirements of Code
Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Code Section 162(m). The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and any person receiving an award under the Plan.

3.  ELIGIBILITY

         The individuals entitled to participate in the Plan shall be the executive officers of the Company, as determined by the Committee.

4.  AWARDS

         Executive officers as determined by the Committee may be granted annual incentive awards under this Plan at such times of each year as will satisfy the requirements of Code Section 162(m), provided, however, that if an individual becomes an executive officer during a year, an incentive goal for that individual shall be made for that fiscal year at the time she or he becomes an executive officer. The Committee may, in its discretion, grant annual incentive awards to non-executive officers and managers of the Company outside of this Plan.

         The annual incentive award to each executive officer shall be based on the Company, a subsidiary or division, attaining one or more of the following objective goals as established by the Committee for the fiscal year:


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         (a) earnings

         (b) earnings per share

         (c) sales

         (d) market share

         (e) revenue

         (f) operating or net cash flows

         (g) pre-tax profits

         (h) earnings before interest and taxes

         (i) return on capital

         (j) economic value added

         (k) return on inventory

         (l) EBIT margin

         (m) gross profit margin

         (n) sales

         (o) sales per square foot

         (p) comparable store sales

         Different measures of goal attainment may be set for different plan participants. The performance goal may be a single goal or a range with a minimum goal up to a maximum goal, with corresponding increases in the incentive award up to the maximum award set by the Committee and as may be limited by this Plan. Such performance goals may disregard, at the Committee's discretion, the effect of one-time charges and extraordinary events such as asset write-downs, litigation judgments or settlements, changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals for reorganization or restructuring, and any other extraordinary non-recurring items, acquisitions or divestitures and any foreign exchange gains or losses. These goals shall be established by the Committee either by written consent or as evidenced by the minutes of a meeting at such times as to qualify amounts paid under this Plan for tax deductible treatment under Code Section 162(m).

         Payment of an earned award will be made in cash, or at the option of the Committee, in whole or in part in Company common stock. Upon completion of each fiscal year, the Committee shall review performance verses the established goal, and shall certify (either by written consent or as evidenced by the minutes of a meeting) the specified performance goals achieved for the fiscal year (if any), and direct which award payments are payable under the Plan, if any. No payment will be made if the minimum pre-established goals are not met. The Committee may, in its discretion, reduce or eliminate an individual's award that would have been


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otherwise paid. No individual may receive in any one fiscal year an award under the Plan of an amount greater than the lesser of (i) 200% of such individual's base salary for that year or (ii) $2 million.

5. MISCELLANEOUS PROVISIONS

         (a) The Company shall have the right to deduct all federal, state, or local taxes required by law or Company policy from any award paid.

         (b) Nothing contained in this Plan grants to any person any claim or right to any payments under the Plan. Such payments shall be made at the sole discretion of the Compensation Committee.

         (c) Nothing contained in this Plan or any action taken by the Committee pursuant to this Plan shall be construed as giving an individual any right to be retained in the employ of the Company.

         (d) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

         (e) The Plan may be amended, subject to the limits of Code Section 162(m), or terminated by the Committee at any time. However, no amendment to the Plan shall be effective without prior approval of the Company's stockholders which would (i) increase the maximum amount that may be paid under the Plan to any person or (ii) modify the business criteria on which performance targets are to be based under the Plan.

         (f) This Plan shall terminate on the fifth anniversary after the date of ratification by the Company's stockholders.